Exhibit (k)(4)

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this “Agreement”), effective as of May 1, 2024 (the “Effective Date”), is made by and between Equitable Financial Life Insurance Company, a New York insurance company (“EFLIC”) and AB Private Lending Fund, a Delaware statutory trust (“AB-LEND,” and together with EFLIC, the “Parties”).

WHEREAS, EFLIC is the owner of the applicable loans listed in Schedule A hereto (together, the “Assets”);

WHEREAS, EFLIC desires to sell the Assets and assign the Assumed Obligations (as defined below) to AB-LEND, and AB-LEND desires to purchase the Assets and assume the Assumed Obligations from EFLIC, in each case on the terms, and subject to the conditions, set forth herein (the “Transaction”)

NOW THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.

Assets. On the Effective Date, EFLIC shall sell, transfer, assign, convey and deliver to AB-LEND, and AB-LEND shall purchase and assume from EFLIC, all of EFLIC’s right, title and interest in the applicable Assets set forth on Schedule A, including, to the extent assignable, any credit documentation or other agreement or documents pursuant to which such Asset has been issued or created and each other agreement or document that governs the terms of or secures the obligations represented by such Asset or of which EFLIC is a beneficiary in effect as of the Effective Date (the “Loan Documents”).

2.

Assumed Obligations. On or after the Effective Date, EFLIC shall execute and deliver an assignment and assumption agreement with respect to the applicable Assets being transferred by EFLIC to AB-LEND or for the convenience of the Parties, a wholly owned subsidiary of AB-LEND, in each case as set forth on Schedule A substantially in the form attached to the Loan Documents concerning such Asset and duly executed by the applicable administrative agent (collectively, the “Assignment Agreements”), pursuant to which AB-LEND shall assume all obligations and liabilities (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due) under the applicable Loan Documents as of the Effective Date (collectively, the “Assumed Obligations”), provided that all principal and interest on each Asset will be for the benefit of AB-LEND as of the Effective Date. The date on which EFLIC has delivered (or caused to be delivered) all duly executed Assignment Agreements to AB-LEND shall be the “Settlement Date,” and shall occur on or before May 15, 2024, unless extended with the mutual written agreement of the Parties.

3.	Purchase Price.

(a)

Consideration. The consideration for the Assets shall be (i) the aggregate dollar amount identified on Schedule A, which shall be paid in the form of AB-LEND Share Consideration (defined below) plus AB-LEND Cash Consideration (collectively the “Total Consideration”) in accordance with the terms of Sections 3(b) and 3(c), plus (ii) the assumption by AB-LEND of the Assumed Obligations with respect to the Assets. The dollar amount assigned to each Asset on Schedule A (the “Final Mark”) shall equal the fair value of the Asset as of the Effective Date, as determined by the AB Private Credit Investors LLC as investment advisor to AB-LEND (the “Adviser”). Each of the Parties hereto acknowledges and agrees that each Final Mark set forth on Schedule A will be (x) determined based on the Adviser’s policies and procedures and (y) approved by EFLIC. The Final Mark may be updated on or after the Effective Date and prior to the Settlement Date in accordance with the foregoing (x) and (y).

(b)

Share Consideration. On the Effective Date, AB-LEND will issue four million four hundred thousand (4,400,000) Class I shares of beneficial trust interests of AB-LEND to EFLIC with a net asset value per Class I share of twenty five dollars ($25.00) per share (the “AB-LEND Share Consideration”), on the terms and conditions set forth in the subscription agreement attached hereto as Exhibit B, as a portion of the Total Consideration.

(c)

Cash Consideration. Not later than the fifth (5th) Business Day following the Settlement Date, subject to EFLIC delivering the Assignment Agreements on or before the Settlement Date in accordance with Section 2, AB-LEND will pay (or cause to be paid) to EFLIC the remaining Total Consideration in the amount equal to the difference between (i) the aggregate of all Final Marks less (ii) one hundred ten million dollars ($110,000,000) by wire transfer of immediately available funds (“AB-LEND Cash Consideration”) to the bank account(s) of EFLIC identified in writing at least five (5) Business Days prior to the Settlement Date.

4.

Closing. The closing of the purchase and sale of the Assets and the assumption of Assumed Obligations (the “Closing”) shall take place via electronic exchange of documents on the Effective Date and wire transfer of the Total Consideration on the Settlement Date.

5.	Treatment of Transfer.

(a)

Each Party hereto intends, and has as its business objective, that each Transaction be an absolute transfer and not be a transfer as security for a loan. Except as set forth in this Agreement, neither Party is a trustee or agent for the other Party, nor does either Party have any fiduciary obligations to the other Party. This Agreement shall not be construed to create a partnership or joint venture between the Parties hereto.

(b)

After the Effective Date, EFLIC shall record in EFLIC’s books and records the fact that EFLIC is no longer the beneficial owner of such Asset. After the Effective Date, AB-LEND shall record in AB-LEND’s books and records the fact that AB-LEND is the beneficial owner of such Asset.

6.

Documents; Exercise of Rights and Remedies; Servicing and Administration. From and after the Effective Date, to the extent not already in AB-LEND’s possession (or AB-LEND’s investment advisor’s possession) with respect to the Assets, subject to applicable law and regulation and the Loan Documents, EFLIC shall use commercially reasonable efforts to promptly (and in any case within five (5) Business Days) forward to AB-LEND all material written notices, requests, reports and communications of any nature received by EFLIC from any person with respect to each Asset that are received by EFLIC in its capacity as a lender (under and as defined in the Loan Documents), provided that EFLIC shall have no liability to AB-LEND regarding the validity or content of the information and documents furnished pursuant to this Section 6. On and after the Effective Date, AB-LEND shall assume EFLIC’s executory obligations under the Assets and Assumed Obligations and assume the ability and right to grant and exercise (or refrain from making, granting and exercising) all votes, whether pursuant to amendments, consents or waivers, and otherwise to exercise (or refrain from exercising) all other rights and remedies with respect to the Assets and the Assumed Obligations against any other party.

7.	Representations and Warranties of Each Party. Each Party represents and warrants to the other Party as follows:

(a)

Organization and Good Standing. Such Party is duly formed, validly existing and in good standing under the laws of the jurisdiction of such Party’s organization and is qualified or otherwise authorized to act as a foreign entity and is in good standing under the laws of every other jurisdiction in which such qualification or authorization is necessary under applicable law, except where the failure to be so qualified or otherwise authorized and in good standing would not reasonably be expected to, individually or in the aggregate, impair or delay such Party’s ability to consummate the Transaction.

(b)

Authorization. Such Party has all requisite power and authority to execute, deliver and perform its obligations under this Agreement, the Assignment Agreements to which it is a party (if any), and to consummate the transactions contemplated hereunder and thereunder. The execution, delivery and performance by such Party of this Agreement, such Assignment Agreements (if any) and the consummation by such Party of the transactions contemplated hereunder and thereunder have been duly and validly authorized by all necessary action on the part of such Party and by all necessary action pursuant to such Party’s organizational and governing documents, managed account agreements or similar agreements (if applicable), and internal policies (including, without limitation, in the case of AB-LEND, any internal conflicts policies), and no other actions or proceedings on the part of such Party or any third-party actions or proceedings are necessary to authorize the execution, delivery and performance by such Party of this Agreement or such Assignment Agreements (if any) or to consummate the transactions contemplated hereunder and thereunder. This Agreement and each Assignment Agreement to which such Party is a party (if any) has been duly executed and delivered by such Party and (assuming due authorization, execution and delivery, in the case of AB-LEND, by EFLIC, and in the case of EFLIC, by AB-LEND) constitutes valid and binding obligations of such Party, enforceable against such Party in accordance with the terms therein, except that such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to or affecting the rights and remedies of creditors and general principles of equity (whether considered in a proceeding at law or in equity).

(c)

No Conflicts. Such Party’s execution, delivery and performance of this Agreement, the Assignment Agreements to which it is a party (if any), and the consummation of the transactions contemplated hereunder and thereunder do not, and will not, (i) conflict with, contravene, result in a violation or breach of any, or otherwise constitute a default or event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate or modify, or otherwise require the consent or approval of, or notice to, any person under, (x) any provisions of the organizational or governing documents of such Party or (y) any material agreement that such Party (or any of its assets) is subject to (taking into account any applicable third-party consents obtained prior to the date hereof) or (ii) conflict with or result in a violation or breach of any applicable law.

(d)

Non-Contravention. Other than in connection with the Assignment Agreements, no consent, license, approval or authorization from, or registration or qualification with, any governmental body, agency or authority, nor any consent, approval, waiver or notification of any other Person is required in connection with the execution, delivery and performance by such Party of this Agreement (including under the Subscription Agreement), except such as have been obtained and are in full force and effect or will be obtained prior to the Settlement Date.

(e)	No Restraint or Litigation. No action, suit, claim, investigation or proceeding shall have been instituted to restrain or prohibit or otherwise challenge the legality or validity of this Agreement.

(f)

No Other Representations. Except for the representations and warranties contained in this Section 7 and in the case of EFLIC in Section 8 below, no Party makes any representation or warranty, express or implied, regarding itself, any Asset or as to the accuracy of any such information delivered to any other Party, or any of their respective representatives. Notwithstanding any contrary provision contained in this Agreement or any Assignment Agreement, each Party acknowledges and agrees that no other Party is making any representations or warranties whatsoever, express or implied, beyond the representations and warranties contained in this Section 7 and in the case of EFLIC in Section 8 below, and each Party hereby disclaims reliance on any representation or warranty of each other Party or any person acting on behalf of such other Party alleged to have been made that is not contained in this Section 7 and in the case of EFLIC in Section 8 below. Any claims that any Party may have for breach of representation or warranty in connection with any of the transactions contemplated hereunder shall be based solely on the representations and warranties contained in this Section 7 and in the case of EFLIC in Section 8 below.

8.

Representations and Warranties of EFLIC. EFLIC represents and warrants to AB-LEND that there are no material deviations from the following representation and warranties, which EFLIC has made in each Assignment Agreement: “Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with any Credit Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or any other instrument or document delivered pursuant thereto, other than this Assignment (herein collectively the “Credit Documents”), or any collateral thereunder, (iii) the financial condition of Company, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Credit Document, or (iv) the performance or observance by Company, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Credit Document.”

9.	Withholding; 8832 Election; Deemed Sale Election; Transfer Taxes and Pre-Effective Date Taxes.

(a)

Notwithstanding anything in this Agreement to the contrary, AB-LEND shall be entitled to, and shall, deduct and withhold from any amounts otherwise payable pursuant to this Agreement any amount as may be required to be deducted and withheld with respect to the making of such payment under all applicable tax laws; provided, however, that if any deductions or withholding are expected to be required, AB-LEND shall provide reasonable advanced written notice to EFLIC of such requirement (but in no event less than three (3) Business Days prior to any such deduction or withholding) and to the extent permitted by law, shall cooperate with EFLIC to reduce or eliminate such requirement. To the extent that amounts are so deducted and withheld, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to EFLIC in respect of which such deduction and withholding was made. The term “Business Day” means any day other than a Saturday, Sunday or any other day on which commercial banks located in New York, New York are authorized or required by law to be closed for business.

(b)

AB-LEND and EFLIC agree that after the closing of the Transaction and until such time that AB-LEND elects to be a corporation for U.S. federal income tax purposes (“8832 Election”), each party will treat AB-LEND as a disregarded entity of EFLIC for such purposes.

(c)

EFLIC agrees that (i) AB-LEND is authorized to file an 8832 Election with an effective date selected by AB-LEND and will provide any assistance reasonably requested by AB-LEND in connection with the filing of such 8832 Election and (ii) at the request of AB-LEND, EFLIC will make an election pursuant to Section 337 of the Code and the underlying U.S. Treasury Regulations (“Deemed Sale Election”) on its United States corporate income tax return for the taxable year that includes the 8832 Election to cause net built-in gain to be recognized in respect of the assets held by AB-LEND on the effective date of the 8832 Election and to provide proof of filing the Deemed Sale Election to AB-LEND. AB-LEND acknowledges that it will provide EFLIC with a copy of such 8832 Election promptly following the filing of the 8832 Election.

(d)

EFLIC shall be responsible for, and shall pay, all sales, use and transfer taxes, including any value-added, stock or equity transfer, gross receipts, stamp duty and real, personal, or intangible property transfer taxes (collectively “Transfer Taxes”), imposed in connection with the consummation of the Transaction, including any interest or penalties in respect thereof. EFLIC shall be responsible for, and shall pay, all of its taxes (whether assessed or unassessed) applicable to the Assets attributable to periods (or portions thereof) ending on or prior to the Effective Date, irrespective of when such taxes are filed or paid.

10.

Governing Law; Consent to Jurisdiction; Waiver of Jury Trial. This Agreement will be governed by and construed under the laws of the State of New York without regard to conflicts of laws principles that would require the application of the substantive laws of another jurisdiction. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement shall be brought exclusively in the state or federal courts in New York City, New York, and the Parties consent to and submit to personal jurisdiction in those courts and waive any objection to venue in those courts.

THE PARTIES UNCONDITIONALLY AND IRREVOCABLY WAIVE THEIR RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT. EACH OF THE PARTIES AGREES THAT A FINAL, NON-APPEALABLE JUDGEMENT IN ANY ACTION OR PROCEEDINGS INSTITUTED IN ACCORDANCE HEREWITH SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY APPLICABLE LAW.

11.

Assignment; No Third-party Beneficiaries. This Agreement and all or any portion of the rights, obligations or liabilities hereunder are not assignable or delegable, by operation of law or otherwise, unless consented to in writing by each of the Parties, except that (a) AB-LEND may grant a lien on its rights hereunder under (x) that certain Credit Agreement, dated May 1, 2024, by and among ABPLF SPV I LLC, the lenders thereto, the Bank of Nova Scotia, U.S. Bank Trust Company, National Association and U.S. Bank National Association and (y) that certain Senior Secured Credit Agreement, dated May 1, 2024, by and among AB-LEND, the lenders party thereto and the Bank of Nova Scotia or (b) AB-LEND may designate a wholly owned subsidiary to take title to any Asset pursuant to an Assignment Agreement delivered hereunder. Any purported assignment in violation of the foregoing shall be null and void ab initio. This Agreement and all the provisions hereof shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns. This Agreement is for the sole benefit of the Parties, and their respective successors and permitted assigns and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. Nothing herein shall be construed as creating a partnership, joint venture or agency relationship between AB-LEND, on the one hand, and EFLIC, on the other hand.

12.	Headings. The headings contained in this Agreement are inserted for convenience only and shall not be considered in interpreting or construing any of the provisions contained in this Agreement.

13.

Entire Agreement. This Agreement (including any schedule hereto) and the Assignment Agreements constitute the entire agreement between the Parties with respect to the subject matters hereof and thereof and supersede all prior agreements and understandings between the parties with respect to such subject matters; provided, however, that nothing in this Agreement shall limit AB-LEND’s obligations or liabilities under any advisory agreement with EFLIC or the governing documents of EFLIC.

14.

Waiver and Amendment. This Agreement and any schedule hereto may be amended, modified or supplemented only by a written mutual agreement executed and delivered by each of the Parties. Any breach or failure of any Party to comply with any obligation, covenant, agreement or condition herein may be waived by the Party entitled to the benefits thereof only by a written instrument signed by the Party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other breach or failure.

15.

Severability. If any term, provision, agreement, covenant or restriction of this Agreement or the application of any such provision, agreement, covenant or restriction to any person or circumstance shall be held invalid, void, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision, agreement, covenant or restriction hereof, so long as the economic or legal substance of the Transaction is not affected in any manner materially adverse to any Party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a reasonably acceptable manner so that the Transaction may be consummated as originally contemplated to the fullest extent possible.

16.

Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given (a) when delivered personally by hand, (b) when sent by e-mail (so long as such transmission does not generate an error message or notice of non-delivery), (c) when received or rejected by the addressee if sent by registered or certified mail, postage prepaid, return receipt requested, or (d) one (1) Business Day following the day sent by reputable overnight courier (with written confirmation of receipt), in each case at the following addresses (or to such other address as a party may have specified by notice given to the other party pursuant to this provision):

If to AB-LEND:

AB Private Lending Fund

405 Colorado Street

Suite 1500

Austin, Texas 78701

Attention: Leon Hirth

E-mail: leon.hirth@alliancebernstein.com

with a copy (which shall not constitute notice to AB-LEND) to:

AB Private Credit Investors LLC

501 Commerce Street

Nashville, TN 37203

Attention: Mark Manley

E-mail: mark.manley@alliancebernstein.com

If to EFLIC:

Equitable Life Insurance Company

1345 Avenue of the Americas

New York, NY 10105

Attention: Taran Singh

E-mail: taran.singh@equitable.com

with a copy (which shall not constitute notice to the EFLIC) to:

Equitable Life Insurance Company

1345 Avenue of the Americas

New York, NY 10105

Attention: Dmitry Ivanov

E-mail: dmitry.ivanov@equitable.com

Provided, if to EFLIC solely with respect to Section 9, then:

Equitable Life Insurance Company

c/o Equitable Life Insurance Company, Corporate Tax

1345 Avenue of the Americas

New York, NY 10105

Attention: Nicholas Cifelli

E-mail: nicholas.cifelli@equitable.com

with a copy (which shall not constitute notice to the EFLIC) to:

Equitable Life Insurance Company

c/o Equitable Life Insurance Company, Corporate Tax

1345 Avenue of the Americas

New York, NY 10105

Attention: Judy Sit

E-mail: judy.sit@equitable.com

17.

Signatures; Counterparts. This Agreement may be executed electronically or by other similar means in one or more counterparts each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement with the same effect as a manual signature.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have duly executed this Agreement as of the day and year first written above.

EQUITABLE FINANCIAL LIFE INSURANCE COMPANY

By:	/s/ Glen Gardner
Name: Glen Gardner Title: Deputy Chief Investment Officer

AB PRIVATE LENDING FUND

By:	/s/ Shalin Sheth
Name: Shalin Sheth Title: Assistant Secretary

[Signature Page to Asset Purchase Agreement]

SCHEDULE A

Assets

[Intentionally Omitted]

SCHEDULE B

Subscription Agreement

[Intentionally Omitted]